Exhibit 4(b)

FORM OF ARTICLES OF MERGER

BETWEEN

VIRTUS TOTAL RETURN FUND

(a Delaware statutory trust)

AND

THE ZWEIG FUND, INC.

(a Maryland corporation)

Virtus Total Return Fund, a statutory trust duly formed and existing under the laws of the State of Delaware (“DCA”), and The Zweig Fund, Inc., a corporation duly organized and existing under the laws of the State of Maryland (“ZF”), do hereby certify that:

FIRST: DCA and ZF agree to merge.

SECOND: The name and place of incorporation or organization of each party to these Articles of Merger are Virtus Total Return Fund, a Delaware statutory trust, and The Zweig Fund, Inc., a Maryland corporation. The date of organization of DCA in the State of Delaware is December 3, 2004. DCA is not registered or qualified to do business in the State of Maryland. ZF shall survive the merger and shall continue under the name “The Zweig Fund, Inc.” as a corporation incorporated under the laws of the State of Maryland.

THIRD: DCA has its principal office in the State of Connecticut and does not own an interest in land in the State of Maryland. ZF has its principal office in the State of Maryland in Baltimore City.

FOURTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized, and approved by each party to the Articles of Merger in the manner and by vote required by its charter and the laws of the State of Maryland. The manner of approval was as follows:

(a)           (i)       The Board of Trustees of DCA at a meeting held on December 1, 2016, adopted resolutions approving the merger, subject to the approval of DCA shareholders, which resolutions declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions and directed that the proposed merger be submitted for consideration at a special meeting of the shareholders of DCA.

(ii)       The Board of Directors of ZF at a meeting held on December 1, 2016, adopted resolutions approving the merger, subject to the approval of ZF shareholders, which resolutions declared that the proposed merger was advisable on substantially the terms and conditions set forth or referred to in the resolutions and directed that the proposed merger be submitted for consideration at a special meeting of the shareholders of ZF.

(b)       Notice which stated that a purpose of the joint special meeting was to act on the proposed merger was given by DCA and ZFto the shareholders of DCA and ZF, respectively, as required by law.

(c)       The proposed merger was approved by the shareholders of DCA and ZF, respectively, at a joint special meeting of the shareholders held on March 7, 2017, by the affirmative vote of at least a majority of the outstanding shares entitled to vote of each of DCA and ZF, respectively.

FIFTH: No amendment to the charter of ZF is to be effected as part of the merger.

SIXTH: The total number of shares of stock which ZF has authority to issue is two hundred million (200,000,000) shares of common stock, $0.40 par value per share. The aggregate par value of all shares of ZF is $80,000,000.00. DCA has authority to issue an unlimited number of transferable shares of beneficial interest, $0.001 par value per share.

SEVENTH: The charter of ZF is not amended pursuant to the merger to reclassify or change the terms of any class or series of authorized or outstanding capital stock of ZF. .

EIGHTH: The manner and basis of converting or exchanging issued stock of the merging companies into different stock of a corporation, or other consideration, and the treatment of any issued stock of the merging companies not to be converted or exchanged are as follows:

The whole and fractional shares of DCA issued and outstanding immediately prior to the Valuation Time (as defined below) shall, as of the Valuation Time and without further act, be converted into, and become a number of whole and fractional shares of ZF, equal to the value of the net assets of DCA computed immediately after the close of business of the New York Stock Exchange on March __, 2017 (the “Valuation Time”), using the valuation procedures set forth in ZF’s Articles of Incorporation. Each shareholder of record of DCA will be credited with a pro rata number of such shares of ZF received in the merger based on the number of DCA shares held by such shareholder at the Valuation Time relative to the total number of issued and outstanding DCA shares at the Valuation Time. Each such share of ZF issued pursuant to this paragraph shall be fully paid and non-assessable.

NINTH: The merger shall become effective for both DCA and ZF at the Valuation Time.

IN WITNESS WHEREOF, Virtus Total Return Fund, a Delaware statutory trust, and The Zweig Fund, Inc., a Maryland corporation, have caused these presents to be signed in their respective names and on their respective behalves by their respective President or Vice President and witnessed by their respective Secretary on _______________ ___, 201_.

VIRTUS TOTAL RETURN FUND

Attest:

By:	By:

THE ZWEIG FUND, INC.

Attest:

By:	By:

OFFICER’S CERTIFICATE

THE UNDERSIGNED, ____________________ of Virtus Total Return Fund, a Delaware statutory trust, who executed on behalf of the Trust the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles of Merger to be the corporate act of said Trust and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:

Title:

THE UNDERSIGNED, ____________________ of The Zweig Fund, Inc., a Maryland corporation, who executed on behalf of the Corporation the foregoing Articles of Merger of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Merger to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:

Title: